Exhibit 99.1

December 23, 2011

Board of Directors

TIB Financial Corp.

559 Ninth Street North

Suite 101

Naples, FL 34102

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 31, 2011, to the Board of Directors of TIB Financial Corp. (“TIBB”) as an Appendix to, and to the reference thereto under the headings “Questions and Answers—How was the exchange ratio determined?”, “Summary—Opinion of Sterne Agee”, “The Merger—The Merger of TIB Financial and NAFH”, “The Merger—Reasons for the Merger” and “The Merger—Fairness Opinion from Sterne Agee” in, the prospectus relating to the proposed merger involving North American Financial Holdings, Inc. (“NAFH”) and TIBB, which prospectus forms a part of NAFH’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the terms “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sterne, Agee & Leach, Inc.

STERNE, AGEE & LEACH, INC.